EXHIBIT 4.1

THIRD AMENDMENT TO RIGHTS AGREEMENT

THIS THIRD AMENDMENT TO RIGHTS AGREEMENT (this “Third Amendment”) is made as of this 4th day of October, 2010, to amend the Rights Agreement, dated as of June 1, 2001, by and between Powerwave Technologies, Inc., a Delaware corporation (the “Company”) and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation) (the “Rights Agent”).  All capitalized terms not defined herein shall have the meanings ascribed to them in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of June 1, 2001 which was subsequently amended by the First Amendment to Rights Agreement on June 19, 2003 and by the Second Amendment to Rights Agreement dated September 29, 2006 (as so amended, the “Rights Agreement”);

WHEREAS, the Board of Directors has determined that it is in the best interests of the stockholders of the Company that the Rights Agreement be amended as set forth herein and has consented to the adoption of this Third Amendment by an action by written consent of the Board of Directors dated as of October 3, 2010;

WHEREAS, the Board of Directors of the Company has determined that no person (or group of persons) has been deemed an Acquiring Person for purposes of the Rights Agreement; and

WHEREAS, Section 27 of the Rights Agreement provides that the Company and the Rights Agent shall, if the Company so directs, amend any provision of the Rights Agreement without the approval of holders of Common Stock.

NOW, THEREFORE, the parties agree to amend the Rights Agreement as follows:

1.           The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement shall be amended and restated in its entirety to read as follows (with the underlined text indicating the changes made as a result of this Third Amendment):

“(a)           ‘Acquiring Person’ shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan.  Notwithstanding the foregoing, (i) no Person shall become an ‘Acquiring Person’ as the result of (A) an acquisition of Common Shares by the Company which, by reducing the number of Common Shares of the Company outstanding, increases the proportionate number of Common Shares of the Company beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an ‘Acquiring Person’ or (B) unless otherwise determined by the Board of Directors of the Company prior to such purchase, the purchase of Common Shares (or securities convertible into Common Shares) by a Person for the purpose of effecting an offering of such Common Shares (or securities convertible into Common Shares) for, or on behalf of, the Company, including, without limitation an offering which qualifies under Rule 144A of the Securities Act of 1933, as amended,  (ii) Filtronic, plc, a company registered in England and Wales (“Filtronic”) shall not become an ‘Acquiring Person’ as the result of (A) its (or its Affiliates) acquisition of Common Shares (or securities convertible into Common Shares) pursuant to that certain Agreement relating to the sale and purchase of the whole of the issued share capital of Filtronic (Overseas Holdings) Limited and the business and assets of Filtronic Comtek (UK) Limited entered into by and among Filtronic, Filtronic Comtek (UK) Limited, a company registered in England and Wales and Powerwave Technologies, Inc., a Delaware corporation dated June 12, 2006 (the “Filtronic Purchase Agreement”) or (B) its (or its Affiliates) acquisition of additional Common Shares other than pursuant to the Filtronic Purchase Agreement if, upon acquisition of such additional Common Shares, Filtronic and its Affiliates are not then collectively the holder of 15% or more of the Common Shares then outstanding (including any remaining Common Shares acquired pursuant to the Filtronic Purchase Agreement), and (iii) none of Artis Capital Management, L.P., a California limited partnership (“Artis”), Artis Capital Management, Inc., a California corporation (“Artis Inc.”), Artis Partners 2X, Ltd., a company registered in the Cayman Islands (“2X”), Artis Partners 2X (Institutional), L.P., a Delaware limited partnership (“2X LP”), or Stuart L. Peterson, an individual and the President of Artis Inc. (“Peterson” and together with Artis, Artis Inc., 2X and 2X LP, the “Artis Entities”), nor any of their respective Affiliates or Associates, shall be deemed to be or to have been (whether individually or collectively) an “Acquiring Person” to the extent that they (whether individually or collectively) are or become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of the purchase of Common Shares.  Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an ‘Acquiring Person,’ as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because such Person was unaware that it beneficially owned a percentage of Common Shares that would otherwise cause such Person to be an “Acquiring Person” or such Person was aware of the extent of its Beneficial Ownership of Common Shares but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement), and without any intention of changing or influencing control of the Company and (i) such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an ‘Acquiring Person,’ as defined pursuant to the foregoing provisions of this paragraph (a), or (ii) enters into a voting agreement, shareholder agreement or other similar agreement pursuant to which it agrees to forego the exercise of voting discretion (whether sole or shared) with respect to each of the Common Shares beneficially owned by such Person to the extent that the beneficial ownership of such Common Shares would cause the Person to be an ‘Acquiring Person,’ as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an ‘Acquiring Person’ for any purposes of this Agreement.”

2.           Except as set forth herein, the Rights Agreement shall remain in full force and effect.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Rights Agreement to be duly executed as of the date and year first above written.

POWERWAVE TECHNOLOGIES, INC.

By:            /s/ Kevin T. Michaels
Name:           Kevin T. Michaels
Title:           Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:            /s/ Dennis V. Moccia
Name:           Dennis V. Moccia
Title:           Manager, Contract Administration